California Software
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California  Software       Carl Thompson Associates
Kate Tague                 Carl Thompson
Marketing/Communications   Investor Relations
949-553-8900               303-665-4200
ktague@calsw.com           carl@ctaonlinel.com


  For additional information, see www.californiasoftware.com



California Software Announces Acquisition of Strategic Software Business

Business/Technology Editors

IRVINE, Calif -- October 23, 2000 -- California Software Corporation (OTC BB:CAWC), a leader in IBM Midrange migration products and developer of the award-winning BABY product line, announced today the acquisition of the assets of software developer ALE Systems of Richmond, VA.

Bruce Acacio, CEO of California Software stated, "This partnership with the team at ALE Systems marks CalSoft's entry into the lucrative applications business. ALE enjoys an outstanding reputation with its major banking clients and its partnership with IBM."

ALE's Financial Services Applications run on the IBM AS/400 platform and their staff of professionals will begin working with the California Software team in Irvine to develop both a web-enabled version and a Windows 2000 version of these applications. The Financial Services Software Group is budgeted to exceed $7M in revenue for FY2000.

  "We have enjoyed great success in working with the staff at ALE over the past few months in creating a web-enabled graphical version of their financial services software application. We are looking forward to building on the synergy we currently enjoy," said Karen Bass, Client Services Representative.

About California Software Corporation

California  Software Corporation is the worldwide leader  in  IBM
Midrange migration software solutions. The Company's products, marketed under the brand name BABY, support the migration of IBM
AS/400 screens and applications to Windows and the Web.

About ALE Systems

ALE Systems was established in 1976 as a software development firm specializing in finance industry lending systems. The company has been an IBM Business Partner for over fifteen years and a designated IBM remarketer. The MLPS Loan
Production System family of products was developed to run across the entire spectrum of the IBM mid-range AS/400 platform. ALE works very closely with the local IBM Representative to provide each Customer with a "solution" as opposed to providing merely "hardware" and "software".




This news release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. Such statements can usually, but not always, be identified by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts", "potential", "intends" or the negative of such terms or comparable terms. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those identified in the Company's filings with the SEC. Investors are cautioned that all forward-looking statements involve risks and uncertainties of the industry in which the Company operates and/or proposes to operate, including without limitation, uncertainties of product sales and product development, market acceptance of the Company's products, the impact of competitive products and technological innovation, product returns and defects, product obsolescence, availability of qualified personnel, dependence on third party suppliers, success or failure of strategic business alliances, acquisitions or other business combinations, new or amended laws and regulations applicable to the Company, general market conditions, and other risks. These forward-looking statements are made in reliance on the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995, as amended.

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